Exhibit 23.1


               Consent of Independent Certified Public Accountants



We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Key Employee Stock Plan and Board of Directors Stock Compensation Plan of Hvide Marine Incorporated dated June 9, 1997 of our report dated February 20, 1997, except for the eighth paragraph of Note 3, as to which the date is March 25, 1997 with respect to the consolidated financial statements of Hvide Marine Incorporated included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


Miami, Florida
June 9, 1997                                      ERNST & YOUNG LLP